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                                                                  EXHIBIT 5(a)

                         THE PARKSTONE ADVANTAGE FUND

                         INVESTMENT ADVISORY AGREEMENT

                     PRIME OBLIGATIONS FUND, EQUITY FUND,
                    SMALL CAPITALIZATION FUND AND BOND FUND

         AGREEMENT made as of August 18, 1993 between THE PARKSTONE ADVANTAGE FUND, a Massachusetts business trust, located in Topeka, Kansas (the "Trust") and FIRST OF AMERICA INVESTMENT CORPORATION, located in Kalamazoo, Michigan (the "Adviser").

         WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain the Adviser as investment adviser to the Prime Obligations Fund, Equity Fund, Small Capitalization Fund and Bond Fund, each being a series of the Trust (individually, a "Fund," and collectively, the "Funds");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Delivery of Documents. The Adviser acknowledges that it has received copies of each of the following as certified by the Trust:

                           (a) The Trust's Agreement and Declaration of Trust,
                  as filed with the State Secretary of the Commonwealth of Massachusetts on May 19, 1993 and all amendments thereto (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration of Trust");

                           (b) The Trust's Code of Regulations and any
                  amendments thereto (such Code of Regulations, as presently in effect and as it shall from time to time be amended, is herein called the "Code of Regulations");

                           (c) Resolutions of the Trust's Board of Trustees
                  authorizing the appointment of the Adviser and approving this Agreement;

                           (d) The Trust's Notification of Registration on
                  Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on July 6, 1993 and all amendments thereto;

                           (e) The Trust's Registration Statement on Form N-1A
                  under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-65690) and under the 1940 Act as filed with the SEC on July 6, 1993 and all amendments thereto; and


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                           (f) The Trust's most recent prospectus and
                  statement of additional information with respect to the Funds (such prospectus, as presently in effect and all amendments and supplements thereto herein called the "Prospectus").

         The Trust will furnish the Adviser from time to time with executed copies of all amendments of, or supplements to, the foregoing.

         2. Services. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. Intending to be legally bound, the Adviser accepts such appointment and agrees to furnish the services required herein to the Funds for the compensation hereinafter provided.

         Subject to the supervision of the Trust's Board of Trustees, the Adviser will provide with respect to the Funds, a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in such Fund. The adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund and will arrange for the purchase and sale of securities and other investments of each Fund. The Adviser will provide the services under this Agreement in accordance with each Fund's investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Trust's Board of Trustees applicable to such Fund.

         3. Covenants by Adviser. The Adviser agrees with respect to the services provided to each Fund that it:

                           (a) will conform with all Rules and Regulations of
                  the SEC applicable to it as investment adviser and will in addition conduct its activities under this agreement in accordance with those regulations of the Board of Governors of the Federal Reserve System pertaining to the investment advisory activities of bank holding companies which are applicable to the Adviser;

                           (b) will use the same skill and care in providing
                  such services as it uses in providing services to other investment companies;

                           (c) will place orders pursuant to its investment
                  determinations for the Funds either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Trust with research advice and other services. Except as permitted by the SEC, the portfolio securities will not be purchased from or sold to the Adviser, the Funds' distributor (the "Distributor"), or any affiliated person of the Trust, the Adviser or the Distributor, provided, however, that subject to the provisions of this paragraph and to the extent permitted by law, the Adviser may purchase or sell portfolio securities through the Distributor or an affiliate of the Distributor or the Adviser acting as broker;

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                           (d) will maintain all books and records with
                  respect to the securities transactions for the Funds, keep the Trust's books of account with respect to the Funds and furnish the Trust's Board of Trustees such periodic and special reports as the Board may request with respect to the Funds;

                           (e) will treat confidentially and as proprietary
                  information of the Trust all records and other information relative to the Funds and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

         4. Services Not Exclusive. The services furnished by the Adviser hereunder are deemed not to be exclusive, and nothing in this Agreement shall
(i) prevent the Adviser or any affiliated person (as defined in the 1940 Act) of the Adviser from acting as investment adviser or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of any Fund or (ii) limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which any Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser agrees that it will not undertake any activities which, in its judgment, will adversely affect the performance of its obligations to the Funds under this Agreement.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         6. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Funds.

         7. Compensation. For the services provided and the expenses assumed with respect to the Prime Obligations Fund pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Fund and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, at an annual rate of .40% of the net assets of the Fund.

         For the services provided and the expenses assumed with respect to the Equity Fund and Small Capitalization Fund pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Fund involved and the Adviser will accept as full compensation therefor

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fees, computed daily and paid monthly, at an annual rate of 1.00% of the net assets of each Fund.

         For the services provided and the expenses assumed with respect to the Bond Fund pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Fund and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, at an annual rate of .74% of the net assets of the Fund.

         If in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over such
Fund) exceed the expense limitations of any such state, the Adviser will reimburse the Trust for such excess expenses to the extent described in any written undertaking provided by the Adviser to such state.

         Except as permitted by applicable law, the Adviser shall not be compensated on the basis of a share of capital gains upon or capital appreciation of the Funds.

         8. Limitation of Liability. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         9. Duration and Termination. This Agreement shall become effective with respect to each Fund on the day such Fund first commences the public offering of its shares and, unless sooner terminated, shall continue in effect until December 31, 1995. Thereafter, if not terminated, this Agreement shall continue in effect with respect to a particular Fund for successive twelve month periods ending on December 31, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, on 60 days' written notice (which notice may be waived by the party entitled to receive the same). This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as such terms in the 1940 Act.)

         10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to a particular Fund until approved by the vote of a majority of the outstanding voting securities of that Fund.

         11. Miscellaneous. The Adviser expressly agrees that notwithstanding the termination of or failure to continue this Agreement with respect to a particular Fund, the Adviser shall

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continue to be legally bound to provide the services required herein for the other Funds for the period and on the terms set forth in this Agreement.

         The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of Michigan.

         12. Names. The names "The Parkstone Advantage Fund" and "Trustees of The Parkstone Advantage Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated May 18, 1993 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "The Parkstone Advantage Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the property of the Trust, and all persons dealing with any class of shares of the Trust must look solely to the property of the Trust belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                             THE PARKSTONE ADVANTAGE FUND

                                             By:      /s/ Larry J. Bruning
                                                 -----------------------------
                                                      Larry J. Bruning
                                             Its:     President

                                             FIRST OF AMERICA INVESTMENT
                                             CORPORATION

                                             By:      /s/ Richard A. Wolf
                                                 -----------------------------
                                                      Richard A. Wolf
                                             Its:     President



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